Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Zurn Water Solutions Corporation for the registration of 52,500,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 9, 2022, with respect to the consolidated financial statements and financial statement schedule of Zurn Water Solutions Corporation and the effectiveness of internal control over financial reporting of Zurn Water Solutions Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

April 4, 2022